Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
September 20, 2013		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Announces Completion of Sale of U.S. Retail Wireless Business to AT&T

BEVERLY, MA, September 20, 2013 — Atlantic Tele-Network, Inc. (NASDAQ:ATNI) today announced that it has completed the sale of its domestic retail wireless business operated under the Alltel name to AT&T for approximately $780 million. Earlier today, the Federal Communications Commission announced its approval of the proposed sale.

“On behalf of the Company, I’d like to thank all of our employees for their commitment to the Alltel business and its customers,” said Michael T. Prior, Chief Executive Officer. “They tackled many hard issues with skill and energy, and we wish them all success in the future.  In addition to the continued operation of our remaining domestic and international businesses, we look forward to finding new opportunities to build value for our shareholders.”

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

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